Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-200664

Prospectus Supplement No. 10

(to Prospectus dated May 14, 2015)

NEUROTROPE, INC.

25,225,000 Shares of Common Stock

This prospectus supplement no. 10 supplements the prospectus dated May 14, 2015, which forms a part of our registration statement on Form S-1 (Registration Statement No. 333-200664) relating to the resale of up to 25,225,000 shares of our common stock by the selling stockholders named in the “Selling Stockholders” section of the prospectus. We will not receive any proceeds from the sale of our shares by the selling stockholders.

This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 4, 2015 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The attached information amends and supplements certain information contained in the prospectus. This prospectus supplement is not complete without, and should not be delivered or utilized, except in conjunction with the prospectus, including any supplements and amendments thereto. You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB marketplace under the symbol “NTRP.” On December 3, 2015, the last reported closing price of our common stock was $0.55 per share.

Investing in our common stock involves risks. You should carefully consider the risk factors for our common stock, which begin on page 10 of the prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 4, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2015

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172647	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Park Place, Suite 1401

Newark, New Jersey 07102

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On November 30, 2015, Neurotrope, Inc. (the “Company”) entered into documentation relating to the second and final closing (the “Final Closing”) of a private placement financing (the “Private Placement”) pursuant to the previously disclosed Securities Purchase Agreement, dated November 13, 2015 (the “Purchase Agreement”) entered into with certain accredited investors and qualified institutional buyers (the “Buyers”). In the Final Closing, the Company sold 518,406 units (each, a “Unit”), with each Unit consisting of (i) one one-hundredth share of Series B Preferred Stock (the “Series B Preferred Stock”) convertible into one share of the Company’s common stock (“Common Stock”), (ii) one warrant to acquire, at an exercise price of $0.80 per share with an expiration date five years from the date of issuance, one share of Common Stock (the “Series A Warrant”), (iii) one warrant to acquire, at an exercise price of $0.80 per share with an expiration date of one year life from the date of issuance, one share of Common Stock (the “Series B Warrant”), (iv) one warrant to acquire, at an exercise price of $1.25 per share with an expiration date of five years from the issuance date, one share of Common Stock (the “Series C Warrant”), (v) one warrant, which is contingent upon the exercise of the Series B Warrant, to acquire, at an exercise price of $1.00 per share with an expiration date that is five years from the date of the initial exercise of the Series B Warrant, one share of Common Stock (the “Series D Warrant”), and (vi) one warrant, which is contingent upon the exercise of the Series C Warrant, to acquire, at an initial exercise price of $1.50 per share with an expiration date that is five years from the date of the initial exercise of the Series C Warrant, one share of Common Stock (the “Series E Warrant”, and together with the Series A Warrant, the Series B Warrant, the Series C Warrant and the Series D Warrant, the “Investor Warrants”). The exercise prices of the Investor Warrants are initially subject to full protection for dilutive issuances. The Series A Warrant and Series B Warrant each contain a mandatory exercise right of the Company to force exercise of the warrant if the Company’s common stock trades at or above $1.50 for 20 consecutive trading days (subject to certain conditions, including a $150,000 minimum daily volume requirement). The Series C Warrant contains a mandatory exercise right of the Company to force exercise of the warrant if the Company’s common stock trades at or above $2.00 for 20 consecutive trading days (subject to certain conditions, including a $150,000 minimum daily volume requirement).

The Final Closing in the Private Placement was provided for and contemplated by the Purchase Agreement. The closing of the Private Placement was subject to customary closing conditions. The gross proceeds from the closing of the Private Placement were approximately $311,000.

Registration Rights Agreement

As previously disclosed, in connection with the signing of the Purchase Agreement, the Company and the Buyers entered into a registration rights agreement (the “Registration Rights Agreement”) dated November 13, 2015, to which the Buyers in the Final Closing are also parties. Under the terms of the Registration Rights Agreement, the Company agreed to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) covering the resale of 150% of the number of shares underlying the Series B Preferred, the Investor Warrants and the Broker Warrants (as defined below) within 30 days following November 13, 2015, the date of the initial closing (the “Initial Closing Date”). The Company will use its best efforts to have the Registration Statement declared effective by the SEC by the earlier of the (A) 90th calendar day after the Initial Closing Date or, in the event that the SEC or the SEC staff cause a delay in the effectiveness of such Registration Statement due to comments regarding the number of shares being registered, then the 120th calendar day after the Initial Closing Date and (B) 2nd Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review. In the event that the Company fails to timely file or achieve effectiveness, maintain the effectiveness of the Registration Statement or to file any reports with respect to certain public information, then the Company must pay to each holder of the Registrable Securities an amount in cash equal to 1% of such holder’s Stated Value (as such term is defined in the Company’s Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Neurotrope, Inc.) of its Series B Preferred Stock on the date of such failure and 2% of such holder’s Stated Value of its Series B Preferred Stock on every 30 day anniversary until such failure is cured.

The Company granted the Buyers customary indemnification rights in connection with the Registration Statement. The Buyers also granted the Company customary indemnification rights in connection with the Registration Statement.

Important Additional Information

The foregoing descriptions of the Purchase Agreement, the Series A Warrant, the Series B Warrant, the Series C Warrant, the Series D Warrant, the Series E Warrant and Registration Rights Agreement are each qualified in its entirety by reference to the full text of each of the Purchase Agreement, the Series A Warrant, the Series B Warrant, the Series C Warrant, the Series D Warrant, the Series E Warrant and the Registration Rights Agreement, which are filed as Exhibit 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015 and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in “Item 1.01. Entry into a Material Definitive Agreement” regarding the Private Placement is incorporated herein by reference in its entirety.

Based in part upon the representations of the Buyers in the Purchase Agreement, the Common Stock and the Investor Warrants were offered and sold in a private placement to accredited investors or qualified institutional buyers without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

Also, as previously disclosed, in connection with the Final Closing, the Company will deliver to Katalyst Securities LLC (“Katalyst”) warrants exercisable for a period of 5 years from the Initial Closing Date to purchase a number of shares of the Company’s common stock equal to 10% of the number of Units purchased in the Final Closing by those Buyers directly introduced to the Company by Katalyst and any investment by an entity specifically formed by a person directly introduced to the Company by Katalyst for the purpose of making an investment in the Company (collectively referred to as “Placement Agent Investors”) who are also institutional investors (the “Institutional Placement Agent Investors”) with an exercise price of $1.50, which shall be lowered to $0.80 on the date of the exercise (if any) of all of the Series A Warrants or all of the Series B Warrants (the “Institutional Broker Warrant”). In addition, in connection with the Final Closing, the Company will deliver to Katalyst warrants exercisable for a period of five (5) years from the Initial Closing Date to purchase a number of shares of the Company’s common stock equal to 10% of the number of Units purchased by any Placement Agent Investors in the Final Closing who are not Institutional Placement Agent Investors (“Placement Agent Retail Investors”) with exercise prices as apportioned as follows: (x) 25% of such number of warrants shall be exercisable for common stock at an exercise price of $0.01 per share (“Penny Broker Warrant”) and (y) 75% of such number of warrants shall be exercisable for common stock at an exercise price of $0.60 per share (the “IV Broker Warrant” and collectively with the Institutional Broker Warrant and the Penny Broker Warrant, the “Broker Warrants”).The Broker Warrants were issued to Katalyst, a sophisticated and accredited recipient, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

Item 5.01	Changes in Control of Registrant

See Items 1.01 and 3.02 above. In the event that all of the Series B Preferred Stock, Investor Warrants and Broker Warrants issued in the Private Placement are converted and exercised into shares of Common Stock, as the case may be, such conversion or exercise could result in a change of control of the Company.

Any statements contained in this report, including the exhibits, that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the amount of gross proceeds being raised, the expiration date and exercise price of the warrants, the Company’s ability to list its common shares on a National Securities Exchange and payment of a placement agent fee. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s patent portfolio, the Company’s inability to expand the Company’s business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company’s raw materials, existing or increased competition, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015. The Company does not undertake to update these forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed herewith:

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations, Preferences and Rights of Series B Preferred Stock filed November 13, 2015, including the Certificate of Corrections to Certificate of Designations, Preferences and Rights of Series B Preferred Stock filed November 19,2015 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.1	Securities Purchase Agreement, dated November 13, 2015, by and among Neurotrope, Inc. and the buyers signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.2	Form of Series A Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.3	Form of Series B Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.4	Form of Series C Warrant (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.5	Form of Series D Warrant (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.6	Form of Series E Warrant (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.7	Registration Rights Agreement, dated November 13, 2015, by and among Neurotrope, Inc. and the buyers signatory thereto (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.8	Penny Broker Warrant (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.9	IV Broker Warrant (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.10	Institutional Broker Warrant (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: December 4, 2015	By:	/s/ Robert Weinstein
	Name:	Robert Weinstein
	Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Designations, Preferences and Rights of Series B Preferred Stock filed November 13, 2015, including the Certificate of Corrections to Certificate of Designations, Preferences and Rights of Series B Preferred Stock filed November 19,2015 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.1	Securities Purchase Agreement, dated November 13, 2015, by and among Neurotrope, Inc. and the buyers signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.2	Form of Series A Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.3	Form of Series B Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.4	Form of Series C Warrant (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.5	Form of Series D Warrant (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.6	Form of Series E Warrant (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.7	Registration Rights Agreement, dated November 13, 2015, by and among Neurotrope, Inc. and the buyers signatory thereto (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.8	Penny Broker Warrant (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.9	IV Broker Warrant (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)
10.10	Institutional Broker Warrant (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)